# Current Offerings



**Mark Bradford** (b. 1961)

**3 days, 23 hours** [What's this?]

Value 47 (2009–2010)



Mark Bradford is an American contemporary artist best known for his large-scale mixed media collage paintings

**INVESTMENT THESIS**

Price Appreciation of Similar Works

21.6%

Appraised Value

$2,500,000

Initial Offering

$1,721,000

Similar Sales



$3.9m
$2.9m
$1.9m
$963.8k
$0.0
10
13
16
19

Investment Overview

| | |
|---|---|
| Offering Circular | sec.gov/edgar |
| Auction History | moderate 14 years |
| 2019 Auction Sales | moderate $29,172,293 |
| Repeat Sales | view |

**45%** Progress

**INVEST NOW**

**DEAL SHEET**

# Current Offerings



**Mark Bradford** (b. 1961)

Value 47 (2009–2010)



Mark Bradford is an American contemporary artist best known for his large-scale mixed media collage paintings

INVESTMENT THESIS

$2,500,000

APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

THIRD PARTY APPRAISAL



$963.8k
$0.0
10
13
16
19

3 days, 23 hours [What's this?]

Initial Offering

$1,721,000

sec.gov/edgar

moderate 14 years

s moderate $29,172,293

view

**45%** Progress

INVEST NOW

DEAL SHEET

## WHY WE LIKE THIS PAINTING

×

- Mark Bradford (b. 1961) is an American contemporary artist best known for his large-scale mixed media paintings. He was chosen to represent the United States at the 2017 Venice Biennale.
- This work is from Bradford's "Value" series, and was prominently shown in the artist's 2010 travelling retrospective, organized by the Wexner Center for the Arts in Chicago. Significantly, the painting was featured on the cover of the marketing materials announcing the show.
- Bradford's auction records are held by *Helter Skelter I* (2007), which sold for $11,979,850 in 2018, and *Helter Skelter II* (2007), which sold for $8,475,250 in 2019.
- Bradford has been represented by mega dealer Hauser and Wirth since 2015.
- A very similar work, *Value 35* (2010), sold for $2,380,117 in 2019.
- Similar works have appreciated by 21.6% per year historically.

*Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*



| 2019 Auction Sales | 2019 Number of Lots Sold |
| --- | --- |
| $29,172,293 | 13 |



# Mark Bradford

b. 1961, Los Angeles



**THE PAINTING**

Value 47, 2009-2010

Billboard paper, photomechanical repoductions, acrylic gel medium, carbon paper, nylon string, and additional mixed media on canvas.

48 × 60 in. (121.92 × 152.4 cm.)

**PRICE APPRECIATION OF SIMILAR WORKS[1]**

21.6%

**INITIAL OFFERING**

$1,721,000

**APPRAISED VALUE**

$2,500,000

## *Mark Bradford (b. 1961, Los Angeles) is an American contemporary artist best known for his large-scale mixed media collage paintings*

Masterworks has agreed to purchase the Painting in a privately negotiated transaction from an auction house on February 2, 2021. In the painting, a jagged white form most prominently presents itself in the lower right quadrant, while pink, blue, yellow and other colorful hues are revealed through the sanded brown layers of the surface. While many works by the artist are monumental in scale, with the largest examples exceeding 12 feet in height, the Painting is commercial in scale at 4 feet by 5 feet.

The Painting, which is part of the artist's "Value" series of similarly composed works, was prominently featured in the artist's major 2010 retrospective, organized by the Wexner Center for the Arts in Chicago, and travelled to four other institutions over the course of two years. In addition to the Painting, four works from this series were presented in the exhibition. As of February 10, 2021, two of these closely comparable works have sold at auction: "Value 35" (2010), sold for £1,935,000 ($2,380,117) in 2019, and "Value 60" (2010), sold for £965,000 ($1,284,608) in 2016. The series, the year, composition, scale and execution make the Painting a desirable example of the artist's work.

Bradford entered the prestigious California Institute of the Arts (CalArts) program in 1991 with a full scholarship and focused on art theory, while he experimented with photography, video and other media. As a graduate student at CalArts from 1995 to 1997, Bradford concentrated on painting, and the year following graduation, his first solo exhibition, "Floss", was hosted by the San Francisco Art Institute.

Bradford's first major body of work, which he began in 2001, incorporated collaged end papers, a material the artist once used to style hair at his mother's hair salon. Two paintings from this series were included in the travelling group exhibition "Freestyle", organized by the Studio Museum of Harlem, which focused on Black racial identity through the works of 28 contemporary Black artists. Bradford exhibited with the New York gallery Sikkema Jenkins & Co. from 2005 to 2012, with White Cube from 2013 to 2014, and in 2015, agreed to exclusive representation with mega-dealer Hauser and Wirth.

Mark Bradford has been the subject of numerous museum exhibitions across the United States and internationally. Recent solo museum exhibitions featuring Mark Bradford's work have been held at the Modern Art Museum of Fort Worth in Texas in 2020, at The Long Museum in Shanghai in 2019, and at the Hirshhorn Museum and Sculpture Garden in Washington, D.C. and the Museum of Fine Arts in Boston in 2017.

The artist's works are also included in important permanent museum collections, such as the Los Angeles County Museum of Art, the Museum of Modern Art in New York, the Tate Gallery in London and the Walker Art Center in Minneapolis. As of February 10, 2021, the artist's top auction records are led by "Helter Skelter I" (2007), which sold for £8,671,500 ($11,979,850) in 2018, followed by "Helter Skelter II" (2007), which sold for $8,475,250 in 2019, and "Boreas" (2007), which sold for $7,625,000 in 2018.

**AUCTION RESULTS FOR SIMILAR WORKS[2]**


4M
3M
2M
1M
2011
2014
2015
2016
2017
2018
2019

**ADDITIONAL PHOTOS**





1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Mark Bradford with the following criteria: abstract works measuring between 40 inches by 40 inches and 80 inches by 80 inches that were created from 2001 to 2010, inclusive of the "Value" series. Paintings that featured representational elements and 2010 works not included in the 2010 retrospective at The Wexner Center for the Arts, including Randomly Monitored (2010) and An Opening to the Left (2010), were excluded from the comparative set. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 21.6% CAGR implied from selected sales occurring from May 12, 2010 to October 2, 2019.

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